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                                                                    EXHIBIT 3.3



                         ARTICLES OF AMENDMENT TO THE
                         ARTICLES OF INCORPORATION OF
                               ZIXIT CORPORATION


     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE

     The name of the corporation is ZixIt Corporation.

                                  ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on September 14, 1999. The amendment alters
Article IV of the current Articles of Incorporation, as last amended on September 16, 1999, and the full text of Article IV as amended is as follows:

                                  "ARTICLE IV

     The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Seventy-Five Million (175,000,000) shares of Common Stock, $.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, $1.00 par value. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of Preferred Stock from time-to-time in one or more series, to establish the number of shares to be included in each series, and to fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of the shares of each such series not fixed hereby."

                                 ARTICLE THREE

     The number of shares of the corporation outstanding at the time of the adoption of the above amendment was 17,600,829, and the number of shares entitled to vote on the amendment was 15,267,929.

                                 ARTICLE FOUR

     The number of shares of the corporation voted for the above amendment was 13,845,891, and the number of shares voted against the amendment was 937,426.

Dated: October 12, 1999
                                   ZIXIT CORPORATION

                                   By:  /s/ Ronald A. Woessner
                                      -----------------------------------
                                        Ronald A. Woessner, Secretary